Exhibit 10.e.1

Form of Short-term Relocation Benefit provided to and executed by the Chief Executive Officer, Chief Financial Officer and Two Other Executive Officers

March 19, 2018
Dear [ ]:
Concurrent with the move of the integration planning office and your assignment to the Company’s Wellington, Florida office, I am pleased to provide you the following short-term assignment provisions for up to six months from the date you move to Florida.
Home Rental Costs
For each month (and partial month) of your assignment the Company will provide you up to $15,000 for monthly home rental costs associated with your relocation to Florida. Unless your assignment is extended, the total amount payable for home rental costs over the course of your assignment will not exceed $60,000.
One-Time Expenses
The Company will provide you with up to $10,000 to cover one-time moving expenses incurred in connection with the assignment.
The Company will provide tax equalization for the value of the home rental costs and one-time expenses and will use a rate of 65%.  All payments for home rental costs and one-time expenses, including the tax equalization, will be paid to you (or on your behalf), as soon as practicable, and in any event not later than 30 days after the relevant expense is incurred.
Your authority, duties and responsibilities (including your reporting requirements) and your regular annual compensation will remain unchanged during the course of your assignment. This agreement does not create a contract of future or current employment and you will continue to remain an at-will employee.

Yours truly,

/s/ Jeffrey A. Standerski
Jeffrey A. Standerski
Senior Vice President, Human Resources

ACKNOWLEDGED & UNDERSTOOD

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